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                                                                     EXHIBIT 4.5

CONFIDENTIAL TREATMENT - EDITED COPY

                       AMENDMENT NO. 1 TO OPTION AGREEMENT

                                                               December 19, 2000

UBS AG, London Branch
c/o UBS Warburg LLC
[****]
[****]

Dear Sirs:

        Reference is hereby made to the Option Agreement, dated October 26, 2000 (the "Option Agreement"), between SciClone Pharmaceuticals, Inc. (the "Company") and you. Capitalized terms not defined herein have the meanings ascribed to them in the Option Agreement.

        Pursuant to your election today under Section 1(c) of the Option Agreement to exchange the two series of Options issued to date for Options of a single series (the "New Option"), the Company and you hereby agree to amend the terms of the Option Agreement as follows:

        (1) the combined purchase price of the two series of Options issued to date under the Option Agreement shall be $900,000 of which $840,000 has been previously paid;

        (2) the convertible note underlying the New Option shall (i) have an aggregate principal amount of $5,913,044, (ii) be convertible initially into 407,610 Shares, and (iii) have the terms (including as to maturity date) set forth in the form of convertible note attached hereto as Annex I; and

        (3) you and the Company hereby agree that you will not purchase any further series of Options pursuant to the Option Agreement.

        In addition, the Company and you hereby agree to further amend the Option Agreement by deleting Section 2 thereof in its entirety and inserting in its place the following (and references therein to Annex I shall be deemed to be references to the form of convertible note attached hereto as Annex I):

               "2.    EXERCISE OF CALL OPTION.

                      (a) The Purchaser may exercise any Options issued hereunder at any time on or prior to December 7, 2005, by delivering a written notice to the Company (a "Purchaser's Call Option Notice") requiring the Company to issue and sell (in which event the Purchaser shall purchase) Convertible Notes covered by such Option having the principal amount specified in such notice (but not less than $1,000,000 nor in excess of

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CONFIDENTIAL TREATMENT - EDITED COPY

        the maximum amount covered by such Option as specified in the applicable terms) and the Conversion Rate specified in the applicable terms but having the maturity date and in all other respects having the terms set forth in the form attached hereto as Annex I (and with the applicable series designation, principal amount and Conversion Rate inserted therein), at a purchase price of 100% of the principal amount thereof.

                      (b) Any issuance of Convertible Notes will be effected on the basis of the representations and warranties and subject to the terms and conditions set forth herein, against payment of the above-specified purchase price therefor. The closing of the issuance and acceptance of such Convertible Notes against such payment shall take place on such date and time as may be specified in the Purchaser's Call Option Notice but no earlier than three Business Days and no later than twenty Business Days after the date of delivery of the Purchaser's Call Option Notice, at which time the Company shall deliver to the Purchaser such Convertible Notes in certificated form against delivery by the Purchaser of a wire transfer of the purchase price to the Company's account [****]. Upon the occurrence of any Change of Control, the Company shall take appropriate action to ensure that the Purchaser shall have the right to exercise the Options after the Change of Control.

                      (c) Subject to the conditions set forth in this Section 2(c), the Company, upon five business days' notice to the Purchaser, may elect, in lieu of delivering Convertible Notes pursuant to this Section 2, to deliver the number of shares of Common Stock determined pursuant to the following formula:

               N  = P x  CR
                        ----
                        1000

               where  N = the number of shares of Common Stock so
                          deliverable,

                      P = the principal amount of the Convertible Notes in
                          lieu of which such shares of Common Stock are delivered; and

                     CR = the Conversion Rate of the Convertible Notes in
                          lieu of which such shares of Common Stock are delivered, as set forth in the applicable terms.

                      (d) The Company covenants and agrees with the Purchaser that:

                             (1) If any Convertible Notes or shares of Common
                      Stock to be issued in lieu thereof pursuant to this
                      Section 2 require registration with or approval of any governmental authority under any State law or any other Federal law before such shares may be validly issued or delivered, such registration shall have been completed, have become effective and such approval shall have been obtained, in each case, at or prior to the time of issuance of such Convertible Notes or shares;

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CONFIDENTIAL TREATMENT - EDITED COPY

                             (2) The shares of Common Stock issuable upon
                      conversion of such Convertible Notes or so deliverable shall have been approved for quotation in the Nasdaq National Market or listed on a national securities exchange at or prior to the time of issuance of such Convertible Notes or shares; and

                             (3) All shares of Common Stock issuable upon
                      conversion of such Convertible Notes or so deliverable shall be issued out of the Company's authorized but unissued Common Stock and will, upon issue, be duly and validly issued and fully paid and non-assessable and free of any preemptive rights.

        Notwithstanding any other provision of this Security, the Company shall, if the holder so elects, deliver any shares of Common Stock issuable pursuant to this Section 2 to any third party designated in writing by the holder.

                      (e) In addition to any other rights available to the
               Purchaser, if the Company defaults in its obligation to deliver to the Purchaser the Convertible Notes (or shares of Common Stock in lieu thereof) required to be delivered to it pursuant to this
               Section 2, the Company shall pay the Purchaser, upon the Purchaser's demand, as liquidated damages by cash or wire transfer in immediately available funds to the account of the Purchaser, or as otherwise directed by the Purchaser, an amount determined pursuant to the following formula:

                                   [* * * *]

        In all respects not inconsistent with the terms and provisions of this Amendment, the Option Agreement shall continue to be in full force and effect in accordance with the terms and conditions thereof, and is hereby ratified, adopted approved and confirmed. From and after the date hereof, each reference to the Option Agreement in any other instrument or document shall be deemed a reference to the Option Agreement as amended hereby, unless the context otherwise requires.

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CONFIDENTIAL TREATMENT - EDITED COPY

        This Amendment may be executed by the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such respective counterparts shall together constitute one and the same instrument.

                                   Very truly yours,

                                   SciClone Pharmaceuticals, Inc.


                                   By:
                                          --------------------------------------
                                   Name:  Donald R. Sellers
                                   Title: President and Chief Executive Officer


Accepted as of the date hereof:

UBS AG, London Branch


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